Exhibit 3.15

ARTICLES OF INCORPORATION

The undersigned person, pursuant to Miss. Code Ann. Section 79-4-2.02 hereby executes the following document and sets forth:

1.               The name of the corporation is Van Paper Company.

2.               Domicile address is:

One Jackson Place

Suite 1375

Jackson, MS 39201

3.               The number of shares the corporation is authorized to issue is as follows:

CLASS	NO. OF SHARES AUTHORIZED

Common	100,000

4.               The street address of the corporation’s initial registered office is:

1400 Trustmark Bank Building

P.O. Drawer 119

Jackson, MS 39205

and the name of its initial registered agent at such address is:

Mr. Walter S.Weems

5.               The name and complete address of the incorporator is as follows:

Mr. Walter S. Weems

1400 Trustmark Bank Building

P.O. Drawer 119

Jackson, MS 39205

/s/ Walter S. Weems
Walter S. Weems
Incorporator